FOR IMMEDIATE RELEASE

April 12, 2006

KUPA, HONOLULU SOLD to BROADCASTING CORPORATION of AMERICA

Salt Lake City, Utah, April 12, 2006 - - Broadcasting Corporation of America has closed on the purchase of radio station KUPA (AM), 1370kHz, Pearl City (Honolulu) from Legacy Communications Corporation, a Utah based company headed by E. Morgan Skinner, Jr. Broadcasting Corporation of America is a Nevada Company managed by Nathan W. Drage.

KUPA-AM operates at 1370 kHz, with 6.2 kW day and night 24-hours a day and will change to Sports programming in the Honolulu radio market. Further details will be announced in the near future.

KALIL & CO., INC. was the exclusive broker for this transaction.

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For further information contact Lou McDermott at (520) 795-1050